Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Celanese Corporation, its’ subsidiaries and its affiliates (“Company”), 222 W. Las Colinas Blvd., Irving, Texas 75039 and Steven M. Sterin, his heirs, executors, administrators, successors, and assigns (“Employee”), agree that:

1.     Last Day of Employment.     The last day of employment with the Company is: November 1, 2014 (Separation Date). In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph “3” below, Employee shall comply with all Company policies and procedures and perform his duties faithfully, to the best of his ability and to the satisfaction of the Company while devoting his full business efforts and time to the Company and to the promotion of its business as needed, including but not limited to: work on projects assigned to him by the Chairman and CEO and assistance with transition duties.
2.    Early Separation Date. If Employee voluntary resigns as an employee prior to the Separation Date (such date referenced as the “Early Separation Date” or “ESD”), Employee will be released as of the ESD. Employee will still be eligible for the Consideration set forth in Paragraph 3 below. However, Employee agrees to waive any additional salary payment for the balance of the time period commencing on the date of the ESD through the Separation Date. In addition, the bonus payment, LTI and vacation payout set forth in either Paragraphs 3 (c), (d), (f) will be prorated to the ESD. For purposes of this Agreement, the last day of employment will be either the Separation Date or ESD, whichever is applicable.

3.    Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, Company and Employee agree:

a.
Voluntary Resignation. Employee agrees to voluntarily resign from employment with the Company effective on the Separation Date or ESD. Employee will execute upon the execution of this Agreement, in writing, a voluntary resignation of employment letter as a condition of this Agreement using the format set forth at Exhibit A. Employee resigned his officer positions with the company on or about May 6, 2014. It is understood that, should Employee be appointed to a seat or seats on the Board of Directors or other such governing body of another business entity (corporation, partnership, etc.), his Separation Date or ESD will not be accelerated. It is further understood however, that prior to the Separation Date Employee shall not accept an appointment as referenced above, without the express written consent of the Company, which consent will not be unreasonably withheld.

b.
Separation Pay. The Company will pay an amount equal to his current annual base salary ($630,000.00), plus target bonus ($504,000.00), for a total payment of $1,134,000.00, less any lawful deductions. Such amount shall be paid in installments. The first installment in the amount of $567,000.00 (representing 50% of the total payment) shall be paid on the first available pay period after the Separation Date (approximately November 16, 2014), or ESD, if the Employee has previously signed and returned this Agreement and the letter enclosed at Exhibit B. If Employee signs and returns the Agreement after the Separation Date or ESD, payment will be made on the first available pay period, seven (7) days after Employee signs and returns this Agreement and the letter enclosed at Exhibit B.

The remaining $567,000.00 will be paid in three (3) substantially equal bi-weekly installments that begin on the second available pay period (November 28, 2014) or second available pay period after the ESD, as long as the Employee has previously signed and returned this Agreement and the letter enclosed at Exhibit B. Otherwise, the payments will commence in three (3) substantially equal bi-weekly installments that begin on the second pay period, after the Separation Date or ESD and after Employee signs and returns this Agreement and the letter enclosed at Exhibit B.

a.
Bonus. Employee will be eligible to receive a pro-rata bonus payout based on the number of full months of service completed in 2014, up to the Separation Date or ESD. Bonus payout will be based on the Employee’s annual bonus; which is 80% of Employee’s annual base salary, times the Employee’s personal modifier of a 1.0, modified for actual Company performance. The 2014 bonus payout will be paid to the Employee during the 2015 calendar year, but in no event later than March 30, 2015.

b.
Long-Term Equity and Cash Awards. The Company will fulfill its obligations to Employee pursuant to the terms of the signed equity award agreements. The Company and Employee agree that the total equity awards, for which the Employee is eligible, are set forth at Exhibit C, if he departs on the Separation Date. If he departs on the ESD the equity awards will be prorated accordingly as set forth in Paragraph 2.

e.	Pension and 401(k) Plan Vesting. If Employee is eligible, the Company will fulfill its obligations according to the terms of the respective Plans.

f.
Unused Vacation. The Company will pay to Employee wages for any unused vacation for 2014 and any approved vacation carried over from 2013 under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Employee, less any lawful deductions, will be payable within 30 days of the Separation Date or ESD; subject to the Employee providing the details of any vacation days utilized during 2013 and 2014 through the exit interview process.

g.	Company Benefit Plans. Healthcare & dental plan coverage based on Employee’s current health & dental plan elections will continue until the end of the month in which

Employee separates. All other normal Company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will continue through the Separation Date.

h.
COBRA Reimbursement. If Employee applies for COBRA benefits, the Company will pay medical and dental coverage via COBRA for twelve (12) months beyond the month of separation, or ESD. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for an additional six (6) months, the remainder of the COBRA period, at his expense.

i.	Outplacement Services. The Employer will pay for outplacement services by the Company’s preferred provider for twelve (12) months, available seven (7) days after signing the Release.

j.
Return of Company Property. Employee will surrender to Company, on a mutually agreeable date, all Company materials, including, but not limited to his Company laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the Company credit card.

k.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

4.No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph 3 above, unless Employee signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 13 below and the fulfillment of the promises contained herein.

5.General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the People’s Republic of China (PRC), U.K. and Germany, the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Company”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Wall Street Reform Act of 2010 (Dodd Frank);

•	The Family Medical Leave Act of 1993 (FMLA);

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance including but not limited to the State of Texas; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the UK.

•	Any public policy, contract, tort, or common law;

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany;

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Company in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), or a charge or complaint under the Wall Street Reform Act of 2010, subject to the restriction that if any such charge or complaint is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, the Securities and Exchange Commission (SEC), any other governmental body, civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that he has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

6.Confidentiality. Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

7.Non-competition/Non-solicitation/Non-hire. Employee acknowledges and recognizes the highly competitive nature of the business of the Company. Without the express written permission of Celanese, for a period of two (2) years, following the Separation Date or ESD (the “Restricted Period”), Employee acknowledges and agrees that he will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Company; or (ii) directly engage or become employed with any business that competes with the business of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by Celanese. In addition, for two (2) years, Employee will not directly or indirectly solicit, nor hire employees of Celanese for employment. However, nothing in this provision shall restrict Employee from owning, solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

8.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event Employee or Company breaches any provision of this Agreement, Employee and Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.

10.Non-Disparagement. Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, officers, managers. Likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or his business.

11.Future Cooperation after Separation Date. After the Separation Date or ESD, Employee agrees to make reasonable efforts to assist Company including but not limited to: responding to telephone calls, assisting with transition duties, assisting with issues that arise after the Separation Date or ESD and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the Separation Date or ESD, at his current annual base pay, converted to an hourly rate of $ 303/hr. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred.

12.Injunctive Relief. Employee agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by his of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

13.Review Period. Employee is hereby advised he has up to twenty-one (21) calendar days, from the date he receives it, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

14.Revocation Period and Effective Date. If Employee signs and returns to the Company a copy of this Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after Employee signs this Agreement at which time the Revocation Period shall expire.

15.Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Employee on or about January 6, 2009 shall remain in full force and effect.

17.HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

Employee		Celanese Corporation

By:	/s/ Steven M. Sterin	By:	/s/ Lori A. Johnston
Steven M. Sterin

Date:	5/6/14	Date:	5/6/2014

Steven Sterin
Celanese
Las Colinas Site

Re:    Agreement and General Release

Dear Steven,

This letter confirms that on May 5, 2014 I personally delivered to you the enclosed Agreement and General Release. You have until May 26, which is at least 21 days after receipt, to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Very truly yours,

/s/ Lori A. Johnston
Lori Johnston

Exhibit A

Date:

To: Mark C. Rohr

From: Steven Sterin

Subject: Letter of Voluntary Resignation From Employment

Dear Mark:
The purpose of this letter is to inform you that I have decided to resign from employment with Celanese, effective ______________, 2014.

Sincerely,

_______________
Steven M. Sterin

Exhibit B

May __, 2014

Lori Johnston
Celanese
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re:    Agreement and General Release

Dear Lori:

On ______________, 2014 I executed an Agreement and General Release between Celanese and me. I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the Consideration described in Paragraph 3 of that Agreement.

Very truly yours,

____________________________
Steven Sterin

Exhibit C

Summary of LTI Awards

Separation Equity Calculations

Separation Date Assumption: 11/1/2014

2011 Stock Options (1)						
Vesting Period	**Options Granted**	**Exercise Price**	**Numerator**	**Denominator**	**Prorated**	**Exercisable**
10/3/2011 - 10/1/2015	5,214	$ 32.51	37	48	4,020	10/1/2015
Total Prorated 2011 Option Award Value						

2013 Performance-Based RSU and Time Vested RSUs					
Vesting Period	**Target Award**	**Numerator**	**Denominator**	**Prorated Amount**	**Timing of Payment**
2013 Performance RSU Award: (2)					
02/6/2013 - 02/01/2015	10,606	21	24	9,281	Feb. 2015
02/6/2013 - 01/01/2016	10,607	21	35	6,365	Jan. 2016
Total Prorated 2013 LTI Award Value					

2014 Performance-Based RSU and Time Vested RSUs					
Vesting Period	**Target Award**	**Numerator**	**Denominator**	**Prorated Amount**	**Timing of Payment**
2014 Performance RSU Award: (2)					
02/6/2014 - 02/01/2016	10,300	9	24	3,863	Feb. 2016
02/6/2014 - 01/01/2017	10,301	9	35	2,649	Jan. 2017
Total Prorated 2014 LTI Award Value					

(1) 2011 Stock Options - pro rate on termination date; become immediately vested and are exercisable for one-year following termination, Options are subject to holding requirement (per agreement)

(2) 2013 & 2014 PRSUs - pro rate on terminate date and pay out on original vesting date subject to performance adjustment (per agreement)